Exhibit 99.1

Genentech and Tanox Receive “Second Request” from the Federal

Trade Commission

South San Francisco, Calif. and Houston, Texas – January 29, 2007 — Genentech, Inc. (NYSE: DNA) and Tanox, Inc. (Nasdaq: TNOX) today announced that they have received a Request for Additional Information and Documentary Materials, commonly referred to as a “second request,” from the U.S. Federal Trade Commission (FTC) in connection with Genentech’s proposed acquisition of Tanox. The second request extends the waiting period imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the expiration of which is a condition to the completion of the acquisition.

Genentech and Tanox continue to engage in active and productive discussions with the FTC and intend to cooperate fully with the FTC in its review of the proposed acquisition. The companies anticipate that the FTC’s review could extend beyond the first quarter of 2007. The companies expect that the transaction will close within the first half of 2007, subject to the satisfaction of other customary closing conditions.

At a special meeting on January 15, 2007, Tanox stockholders voted to approve the merger agreement providing for the merger of Tanox and a wholly-owned subsidiary of Genentech.

About Genentech

Founded more than 30 years ago, Genentech is a leading biotechnology company that discovers, develops, manufactures, and commercializes biotherapeutics for significant unmet medical needs. A considerable number of the currently approved biotechnology products originated from or are based on Genentech science. Genentech manufactures and commercializes multiple biotechnology products and licenses several additional products to other companies. The company has headquarters in South San Francisco, Calif., and is listed on the New York Stock Exchange under the symbol DNA. For additional information about the company, please visit www.gene.com.

About Tanox

Tanox is a biotechnology company specializing in the development of monoclonal antibodies. The company develops innovative biotherapeutics for the treatment of immune-mediated diseases, inflammation, infectious disease and cancer. Tanox’s lead investigational therapy, TNX-355, is a viral-entry inhibitor antibody to treat HIV/AIDS. TNX-355 has shown significant antiviral activity in Phase 2 clinical testing. Tanox’s first-approved drug, Xolair® (omalizumab), is the first antibody approved to treat moderate-to-severe confirmed, allergic asthma. Xolair was developed in collaboration with Genentech, Inc. and Novartis Pharma AG and is approved for marketing in the United States, Canada and major European countries. Tanox is based in Houston and has a manufacturing facility in San Diego. Additional corporate information is available at www.tanox.com.

This release contains forward-looking statements including, among other things, the companies’ expectations regarding the closing of the acquisition and receipt of regulatory clearance. Actual results could differ materially. Among other things, the transaction and its timing and the receipt of regulatory clearance could be affected or prevented by failure of certain closing conditions to occur and FTC and other regulatory actions or delays. Please refer to Genentech’s and Tanox’s periodic reports filed with the Securities and Exchange Commission. Such reports contain and identify important factors that could cause actual results to differ materially from those contained in our forward-looking statements. All such risk factors, including those found in each of Genentech’s and Tanox’s most recent Form 10-Q filed with the Securities and Exchange Commission, are incorporated by reference into this release. We undertake no obligation to update or revise any forward-looking statements in this release in the future.